Exhibit 99.1

Springwater Special Situations Corp. Receives Notice from Nasdaq Regarding Late Form 10-Q Filing

New York, New York, May 25, 2023 (GLOBE NEWSWIRE) -- Springwater Special Situations Corp. (Nasdaq: SWSS) (the “Company”) announced today that the Nasdaq Stock Market LLC (“Nasdaq”), by letter dated May 25, 2023 (the “Notice”), notified the Company that it was not in compliance with Nasdaq’s continued listing standards because the Company did not timely file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 (the “Quarterly Report”).

As reported in the Form 12b-25 filed by the Company with the Securities and Exchange Commission on May 15, 2023, the Company is still in the process of compiling required information to complete the Quarterly Report. As a result, the Company required additional time to compile and verify the data required to be included in the Quarterly Report.

Under Nasdaq rules, the Company now has 60 calendar days (or until July 24, 2023) to submit a plan to regain compliance. If Nasdaq accepts the Company’s plan, Nasdaq can grant an exception of up to 180 calendar days from the Quarterly Report’s original due date, which 180 day period would end on November 20, 2023, to regain compliance. The Company can regain compliance with Nasdaq’s continued listing standards at any time before such dates by filing the Quarterly Report with the SEC and any other subsequent reports that are required to be filed during the cure period.

About Springwater Special Situations Corp.

Springwater Special Situations Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Contact Information:

Martin Gruschka

Chief Executive Officer

c/o Graubard Miller

(212) 818-8800